SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): July 21, 1998


                                    Citicorp

               (Exact name of registrant as specified in charter)

         Delaware                    1-5738                    13-2614988
(State or other jurisdiction  (Commission File Number)        (IRS Employer
       of incorporation)                                 Identification  Number)

               399 Park Avenue, New York, New York      10043
            (Address of principal executive offices)  (Zip Code)

               Registrant's telephone number,
               including area code:            (212) 559-1000

Item 5. Other Items
        -----------

Citicorp diluted earnings per share of $2.30 rose 10%, with return on equity at 21.5%

--------------------------------------------------------------------------------
Summary of Results       Second Quarter      %      Six Months      %
                         --------------             ----------
(In Millions of            1998    1997 Change    1998    1997 Change
  Dollars)
--------------------------------------------------------------------------------
Adjusted Revenue (A).... $6,792  $5,747     18 $12,857 $11,374     13
Adjusted Operating
  Expense (A)...........  3,885   3,210     21   7,291   6,389     14
                         --------------------------------------------
Operating Margin .......  2,907   2,537     15   5,566   4,985     12
Consumer Credit Costs (A) 1,086     922     18   1,972   1,816      9
Commercial Credit Costs
  (Benefits) (A)........     41    (36)     NM      85   (111)     NM
                         --------------------------------------------
Operating Margin Less
  Credit Costs .........  1,780   1,651      8   3,509   3,280      7
Additional Provision ...     25      25      -      50      50      -
                         --------------------------------------------
Income Before Taxes .... $1,755  $1,626      8 $ 3,459 $ 3,230      7
                         --------------------------------------------

Net Income ............. $1,097  $1,024      7  $2,162  $2,019      7
--------------------------------------------------------------------------------

Earnings Per Share
  (Diluted) ............  $2.30   $2.10     10   $4.53   $4.11     10
Return on Common Equity
  (%) ..................   21.5    21.0      -    21.6    20.9      -
Return on Assets (%) ...   1.35    1.40      -    1.36    1.41      -
Average Shares
  Outstanding (Diluted)
  (In Millions) ........  464.4   471.3    (1)   463.8   473.5    (2)
--------------------------------------------------------------------------------

(A) The Margin Basis Reconciliation table (page 17) reconciles adjustments to the Consolidated Statement of Income (page 13).
NM  Not meaningful, as percentage equals or exceeds 100%.
--------------------------------------------------------------------------------


On July 21, 1998, Citicorp reported net income for the 1998 second quarter of $1.1 billion or $2.30 per diluted common share, increases of 7% and 10%, respectively, from the 1997 second quarter.

The Consumer businesses -- Citibanking, Cards, and the Private Bank -- earned $377 million on adjusted revenue of $4.0 billion, which included the acquisition of Universal Card Services ("UCS") from AT&T on April 2, 1998. Net income from Global Corporate Banking was $662 million on adjusted revenue of $2.4 billion.

John S. Reed, Citicorp Chairman, said: "This was a good quarter. Core business performance was solid -- despite weakness in Asia Pacific and costs associated with the AT&T Universal Card acquisition -- and is improving. EPS growth of 10% is at the low end of our expectations, but a 21% return on equity was good. We continue `on plan' and are likely to enter the merger, if approved, with good momentum."

Adjusted revenue grew $1,045 million or 18% from the 1997 second quarter ($709 million or 12% excluding UCS).

Adjusted operating expense increased $675 million or 21% ($448 million or 14% excluding UCS). Increased expense for preparations for the Year 2000 and the European Economic and Monetary Union, as well as for advertising and marketing programs, electronic banking initiatives, and incentive compensation represented approximately $200 million of the change from the 1997 second quarter. Operating margin of $2.9 billion increased 15%. Foreign currency translation reduced both current period adjusted revenue and operating expense growth by approximately 4 percentage points.

Consumer credit costs at $910 million (excluding UCS) were flat compared with the prior-year quarter for the second quarter in a row, and commercial credit costs, while remaining at a low level, had a year-to-year swing of $77 million, with an increase of $67 million in Asia.

The Global Consumer business income before taxes in Asia Pacific (excluding Japan and the Indian subcontinent, but including Australia and New Zealand) was down $70 million, as revenue shortfalls of $59 million and an increased credit provision of $22 million were partially offset by $11 million of lower expense. Income before taxes in Global Corporate Banking in Asia Pacific was up $3 million, as increased revenue of $82 million was partially offset by additional credit costs of $67 million and higher expense of $12 million.

Against Citicorp's Business Directions annual performance targets, the 1998 six month results included a 7% gain in net income (a 10% rise in diluted earnings per share), a return on common equity of 21.6%, a ratio of incremental revenue to expense of 1.6 to 1, and the generation of an estimated $0.4 billion of free capital. At June 30, 1998, the Tier 1 capital ratio was estimated at 8.3%, within the target range of 8.0% to 8.3%. During the quarter, no shares were repurchased as the stock repurchase program had been suspended in connection with the announced agreement to merge with Travelers Group. Total repurchases since the program was inaugurated on June 20, 1995 were 82.0 million shares for an outlay of $7.3 billion.

During the quarter, Citicorp opened offices in Cameroon and Ukraine, the 99th and 100th countries where it operates.

Citicorp signed a licensing agreement for Netscape electronic-commerce software that will significantly improve speed-to-market of electronic banking and commerce products globally.

Also during the quarter, Citibank began to explore opportunities presented by its proposed merger with Travelers Group. In June, the companies began a pilot program to cross-sell Travelers auto insurance to Citibank credit card holders, with encouraging early results. In corporate banking, Citibank and Salomon Smith Barney began joint capital-raising efforts for clients worldwide and have already obtained several mandates.


Global Consumer business earns $377 million in the second quarter, UCS acquisition closed

--------------------------------------------------------------------------------
Global Consumer          Second Quarter      %      Six Months      %
                         --------------             ----------
(In Millions of            1998    1997 Change    1998    1997 Change
  Dollars)                          (A)                    (A)
--------------------------------------------------------------------------------

Adjusted Revenue ....... $4,044  $3,544     14  $7,551  $7,048      7
Adjusted Operating
  Expense ..............  2,362   1,959     21   4,343   3,865     12
                         --------------------------------------------
Operating Margin .......  1,682   1,585      6   3,208   3,183      1
Credit Costs (B) .......  1,086     922     18   1,972   1,816      9
                         --------------------------------------------
Operating Margin Less
  Credit Costs .........    596     663   (10)   1,236   1,367   (10)
Additional Provision ...     25      25      -      50      50      -
                         --------------------------------------------
Income Before Taxes ....    571     638   (11)   1,186   1,317   (10)
Income Taxes ...........    194     179      8     380     381      -
                         --------------------------------------------
Net Income ............. $  377  $  459   (18)  $  806  $  936   (14)
--------------------------------------------------------------------------------

Average Assets (In
  Billions of Dollars) .   $140    $132      6    $136    $131      4
Return on Assets (%) ...   1.08    1.39      -    1.20    1.44      -
--------------------------------------------------------------------------------

(A) Reclassified to conform to the latest quarter's  presentation.
(B) Includes the effect of credit card securitization activity and the effect related to credit card receivables held for sale.
--------------------------------------------------------------------------------

Business Initiatives


Citibank was rated the best on-line bank by SmartMoney magazine.

Citibank and Blockbuster announced an agreement to install Citibank proprietary banking machines in up to 3,000 Blockbuster Video stores across the United States. Additionally, a program with Blockbuster in Latin America, which began in 1997, was expanded to include locations in Chile and Argentina.

Citibank and Kinko's announced a strategic alliance under which Citibank will open sales and information sites in selected Kinko's locations in the United States.

Following overwhelming success as a promotional offer in the first quarter, the low-balance, full-service EZ checking account was added to Citibanking's regular product offerings throughout the United States.

Diners Club began issuing cards to the public in Hungary.


Financial Performance


Global Consumer income before taxes in the 1998 second quarter was $571 million, compared with $638 million in 1997, reflecting improved results in U.S. bankcards and the Citibanking businesses in North America, Japan, and Europe, offset by UCS acquisition premium costs and lower earnings in Asia Pacific and Latin America. The Global Consumer effective tax rate was 34% in the 1998 second quarter, up from 28% in 1997, reflecting changes in the nature and geographic mix of earnings. Net income was $377 million in the 1998 second quarter, compared with $459 million for 1997.

Total consumer accounts reached 70 million as of June 30, 1998 in 57 countries and territories, up from 55 million a year ago, principally reflecting an increase of 13 million or 52% in U.S. bankcards, including UCS, and increases in Latin America and Asia Pacific of 21% and 8%, respectively. Citibanking customer deposits grew $8 billion or 9% from a year ago -- 15% excluding the effect of foreign currency translation -- and client business volumes under management in the Private Bank were up 8%.

Adjusted revenue of $4.0 billion was up $500 million or 14% from 1997, primarily due to the acquisition of UCS (which contributed $336 million or 9 percentage points of revenue growth) and improvements in U.S. bankcards. Revenue also reflected improvements in the Citibanking businesses in North America, Japan, and Europe and in the Private Bank, and a decline in Asia Pacific, principally due to the effects of foreign currency translation and spread compression. Foreign currency translation reduced revenue growth by approximately 5 percentage points.

Adjusted operating expense increased $403 million or 21% from a year ago, reflecting the acquisition of UCS (which added $227 million or 12 percentage points of the expense increase), higher advertising and marketing, and spending on technology initiatives primarily related to electronic banking, together with business volume growth and investment in new markets. Foreign currency translation reduced expense growth by approximately 5 percentage points.

Credit costs in the quarter were $1,086 million ($910 million excluding UCS), compared with $886 million in the 1998 first quarter and $922 million a year ago, reflecting ratios of net credit losses to average managed loans of 2.88% (2.66% excluding UCS), 2.64%, and 2.73% in the respective quarters. Global Consumer continued to build the allowance for credit losses, adding $25 million above net write-offs in the quarter.

--------------------------------------------------------------------------------
Citibanking              Second Quarter      %      Six Months      %
                         --------------             ----------
(In Millions of            1998    1997 Change    1998    1997 Change
  Dollars)                          (A)                    (A)
--------------------------------------------------------------------------------

Revenue ................ $1,620  $1,531      6  $3,150  $3,012      5
Operating Expense ......  1,229   1,100     12   2,374   2,172      9
                         --------------------------------------------
Operating Margin .......    391     431    (9)     776     840    (8)
Credit Costs ...........    144     145    (1)     281     293    (4)
                         --------------------------------------------
Operating Margin Less
  Credit Costs .........    247     286   (14)     495     547   (10)
Additional Provision ...    (4)       -     NM     (6)       -     NM
                         --------------------------------------------
Income Before Taxes ....    251     286   (12)     501     547    (8)
Income Taxes ...........     96      92      4     166     176    (6)
                         --------------------------------------------
Net Income ............. $  155  $  194   (20)  $  335  $  371   (10)
--------------------------------------------------------------------------------

Average Assets (In
  Billions of Dollars) .    $88     $84      5     $87     $83      5
Return on Assets (%) ...   0.71    0.93      -    0.78    0.90      -
--------------------------------------------------------------------------------

(A)  Reclassified  to  conform  to the  latest  quarter's  presentation.
NM   Not meaningful, as percentage equals or exceeds 100%.
--------------------------------------------------------------------------------


Income before taxes from Citibanking activities -- delivering products and services to customers through branches and electronic delivery systems -- was $251 million in the quarter, down $35 million or 12% from the same 1997 quarter, reflecting improvements in North America, Japan, and Europe that were more than offset by spending on technology initiatives primarily related to electronic banking and declines in Asia Pacific and Latin America. Net income for the 1998 quarter was $155 million compared to $194 million in 1997.

Worldwide Citibanking accounts totaled 21 million as of June 30, 1998, up 8% from a year ago, including 18% and 16% growth in Latin America and Asia Pacific, respectively. Average customer deposits of $101 billion were up 9% from a year-ago, reflecting account openings and increased deposit levels primarily due to a "flight-to-quality" in Asia Pacific and Japan, and growth in the U.S. and Latin America. Asia Pacific and Japan added approximately $4.3 billion in customer deposits, up 14% -- 30% excluding the effect of foreign currency translation -- from 1997.

Revenue increased 6% from the 1997 second quarter. Developed markets revenue grew 9% in the quarter, reflecting growth in all regions. Emerging markets revenue was essentially unchanged in the quarter, reflecting economic conditions in Asia Pacific (including weakened currencies) and moderate growth in Latin America, including reduced spreads in certain countries. Foreign currency translation reduced Citibanking revenue growth by approximately 7 percentage points, primarily in the emerging markets.

Operating expense in the quarter was up 12% from 1997. Expense increased 14% in the developed markets and 7% in the emerging markets, reflecting account and business volume growth, increased spending on technology initiatives primarily related to electronic banking, and advertising and marketing. Foreign currency translation reduced Citibanking expense growth by approximately 5 percentage points, primarily in the emerging markets.

Credit costs in the quarter were essentially unchanged from a year ago, reflecting improvement in the U.S. and Europe, offset by higher net credit losses in Latin America and Asia Pacific. The net credit loss ratio was 0.85% in the 1998 second quarter, compared with 0.83% in the 1998 first quarter and 0.87% in the 1997 second quarter. The emerging markets net credit loss ratio was 0.88% in the 1998 second quarter, compared with 0.70% in the 1998 first quarter and 0.54% in the 1997 second quarter. Foreign currency translation reduced reported net credit losses by approximately $10 million.

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Cards                    Second Quarter      %      Six Months      %
                         --------------             ----------
(In Millions of            1998    1997 Change    1998    1997 Change
  Dollars)                          (A)                    (A)
--------------------------------------------------------------------------------

Adjusted Revenue ....... $2,121  $1,734     22  $3,816  $3,486      9
Adjusted Operating
  Expense ..............    930     675     38   1,570   1,341     17
                         --------------------------------------------
Operating Margin .......  1,191   1,059     12   2,246   2,145      5
Credit Costs ...........    945     778     21   1,702   1,525     12
                         --------------------------------------------
Operating Margin Less
  Credit Costs .........    246     281   (12)     544     620   (12)
Additional Provision ...     29      25     16      56      50     12
                         --------------------------------------------
Income Before Taxes ....    217     256   (15)     488     570   (14)
Income Taxes ...........     71      70      1     166     164      1
                         --------------------------------------------
Net Income ............. $  146  $  186   (22)  $  322  $  406   (21)
--------------------------------------------------------------------------------

Average Assets (In
  Billions of Dollars) .    $36     $31     16     $33     $31      6
Return on Assets (%) ...   1.63    2.41      -    1.97    2.64      -
--------------------------------------------------------------------------------

(A) Reclassified to conform to the latest quarter's presentation.
--------------------------------------------------------------------------------


During the quarter, Citibank completed the previously announced acquisition of UCS. The acquisition added $14.5 billion in managed customer receivables and 14 million accounts to U.S. bankcards, bringing the totals to $60.3 billion and 38 million, respectively, at June 30, 1998. In the quarter, UCS contributed $336 million to revenue, $227 million to expense, and $176 million to credit costs, resulting in a net loss of approximately $44 million. These amounts included $107 million pretax of UCS acquisition premium costs (including funding costs associated with the acquisition purchase premium).

Income before taxes from Cards worldwide -- bankcards, Diners Club, and private label cards -- was $217 million in the quarter, down $39 million or 15% from a year ago, reflecting improvements in U.S. bankcards, which were offset by the UCS acquisition premium costs and lower earnings in Asia Pacific and Latin America. Cards worldwide return on managed assets (including securitized card receivables) in the quarter was 0.81%, compared with 1.33% in the year-ago quarter. Net income for the 1998 second quarter was $146 million compared to $186 million in 1997.

Card accounts worldwide totaled 49 million as of June 30, 1998, up from 36 million a year-ago, principally reflecting the acquisition of UCS. Cards in the emerging markets grew 11% from a year ago, primarily in Latin America. The number of cards in force, including those issued by affiliates, at quarter-end was 91 million, up from 63 million a year ago. Cards, including Diners Club, operates in 47 countries and territories, with expansion into Hungary, Italy, Korea, Poland, and Portugal during the year.

Worldwide Cards adjusted revenue increased $387 million or 22% from a year-ago, primarily reflecting the acquisition of UCS. Excluding UCS, U.S. bankcards revenue was up 9% in the quarter, benefiting from risk-based pricing strategies and charge volume increases of $2.0 billion or 8% to $27.3 billion. Second quarter revenue in emerging markets Cards was down 18% reflecting lower revenue in Asia Pacific together with reduced earnings in Credicard, a 33%-owned Brazilian affiliate. Foreign currency translation reduced Cards revenue growth by approximately 3 percentage points.

Adjusted operating expense in the developed markets was up $260 million, principally due to UCS and increased marketing costs. Emerging markets expense declined 3%, as the effect of foreign currency translation more than offset account and business volume growth, increased collection costs, and continued investment in new markets. Foreign currency translation reduced Cards expense growth by 5 percentage points.

Credit costs of $945 million increased $188 million from the preceding quarter and $167 million from the 1997 quarter, principally reflecting the acquisition of UCS. Credit costs in U.S. bankcards were $842 million or 5.73% ($667 million or 5.97% excluding UCS) of average managed loans for the quarter compared to $668 million or 5.96% in the 1998 first quarter and $683 million or 6.13% a year ago. The 12-month-lagged loss ratio was 5.98% (excluding UCS) in the quarter, compared with 6.03% in the 1998 first quarter and 6.51% a year-ago. The percent of gross write-offs from bankruptcies in the quarter was 41.1% (40.3% excluding
UCS), compared with 37.0% in the prior quarter and 40.2% in the 1997 second quarter. U.S. bankcards managed loans delinquent 90 days or more were $942 million or 1.58% ($766 million or 1.70% excluding UCS) at quarter-end, compared with $842 million or 1.88% for the prior quarter and $843 million or 1.86% a year-ago.

Credit costs in non-U.S. bankcard portfolios were $103 million or 4.42% of average managed loans, compared with $89 million or 3.95% in the preceding quarter and $95 million or 4.14% in the 1997 quarter, principally reflecting higher losses in Asia Pacific.

--------------------------------------------------------------------------------
Private Bank             Second Quarter      %      Six Months      %
                         --------------             ----------
(In Millions of            1998    1997 Change    1998    1997 Change
  Dollars)                          (A)                    (A)
--------------------------------------------------------------------------------

Adjusted Revenue .......   $303    $279      9    $585    $550      6
Adjusted Operating
  Expense ..............    203     184     10     399     352     13
                         --------------------------------------------
Operating Margin .......    100      95      5     186     198    (6)
Credit Benefits ........    (3)     (1)     NM    (11)     (2)     NM
                         --------------------------------------------
Income Before Taxes ....    103      96      7     197     200    (2)
Income Taxes ...........     27      17     59      48      41     17
                         --------------------------------------------
Net Income .............   $ 76    $ 79    (4)    $149    $159    (6)
--------------------------------------------------------------------------------

Average Assets (In
  Billions of Dollars) .    $16     $17    (6)     $16     $17    (6)
Return on Assets (%) ...   1.91    1.86      -    1.88    1.89      -
--------------------------------------------------------------------------------

(A)  Reclassified  to  conform  to the  latest  quarter's  presentation.
NM   Not meaningful, as percentage equals or exceeds 100%.
--------------------------------------------------------------------------------


Private Bank income before taxes was $103 million for the quarter, up 7% from the 1997 second quarter, as revenue improvements were partially offset by increased operating costs. Net income for the 1998 second quarter was $76 million compared to $79 million in 1997.

Client business volumes under management at the end of the quarter reached $108 billion, up 8% from $100 billion a year earlier, primarily reflecting growth in all markets except Asia Pacific.

Adjusted revenue increased 9% in the quarter -- 10% excluding the effect of foreign currency translation -- primarily due to growth in fee revenue and client-related foreign exchange. Developed markets revenue grew 12% in the quarter, reflecting increases across all regions. Emerging markets revenue was up 4% in the quarter as growth in Latin America was partially offset by a slight decline in Asia Pacific. More than 40% of revenue continued to be derived from the emerging markets.

Adjusted operating expense increased 10% from the 1997 second quarter, primarily reflecting an increased sales force and product management costs. Foreign currency translation reduced expense growth by approximately 3 percentage points.

Credit costs were a net benefit of $3 million in the quarter as recoveries in North America and Europe were partially offset by write-offs in Asia Pacific. Loans delinquent 90 days or more were $197 million or 1.23% of loans, compared to $186 million or 1.21% in the preceding quarter and $187 million or 1.19% in the second quarter of 1997.

--------------------------------------------------------------------------------
Global Consumer
  in Emerging Markets    Second Quarter      %      Six Months      %
                         --------------             ----------
(In Millions of            1998    1997 Change    1998    1997 Change
  Dollars)                          (A)                    (A)
--------------------------------------------------------------------------------

Adjusted Revenue .......   $923    $986    (6)  $1,795  $1,934    (7)
Adjusted Operating
  Expense ..............    601     581      3   1,164   1,121      4
                         --------------------------------------------
Operating Margin .......    322     405   (20)     631     813   (22)
Credit Costs ...........    133      97     37     234     189     24
                         --------------------------------------------
Operating Margin Less
  Credit Costs .........    189     308   (39)     397     624   (36)
Additional Provision ...     11       7     57      22      10     NM
                         --------------------------------------------
Income Before Taxes ....    178     301   (41)     375     614   (39)
Income Taxes ...........     32      58   (45)      67     129   (48)
                         --------------------------------------------
Net Income .............   $146    $243   (40)  $  308  $  485   (36)
--------------------------------------------------------------------------------

Average Assets (In
  Billions of Dollars) .    $42     $43    (2)     $42     $42      -
Return on Assets (%) ...   1.39    2.27      -    1.48    2.33      -
--------------------------------------------------------------------------------

(A)  Reclassified  to  conform  to the  latest  quarter's  presentation.
NM   Not meaningful, as percentage equals or exceeds 100%.
--------------------------------------------------------------------------------


Net income in the emerging markets was $146 million in the quarter, down $97 million from a year ago, reflecting economic conditions, including weakened currencies, in Asia Pacific, and lower earnings in Latin America. Cards represented 27% of emerging markets net income in the quarter, compared with 36% in the 1997 quarter.

Asia Pacific (excluding Japan and the Indian subcontinent, but including Australia and New Zealand) revenue declined 12% in the quarter, reflecting economic conditions in the region including the effect of foreign currency translation. Revenue in Latin America was essentially unchanged from the 1997 second quarter, reflecting a decline in Credicard and reduced spreads in certain countries, offset by business volume growth and improvements in the Private Bank. Foreign currency translation reduced revenue growth by approximately 13 percentage points.

Adjusted operating expense was up 3% in the quarter, reflecting a 4% decline in Asia Pacific offset by an 8% increase in Latin America, primarily in the Citibanking business. Foreign currency translation reduced expense growth by approximately 14 percentage points.

Credit costs in the emerging markets increased $32 million from the 1998 first quarter, and increased $36 million from the 1997 second quarter. The net credit loss ratio in Asia Pacific was 1.16%, up from 0.77% in the 1998 first quarter and 0.72% a year ago. The net credit loss ratio in Latin America was 2.51% compared to 1.99% in the 1998 first quarter and 2.30% a year ago. Emerging markets managed loans delinquent 90 days or more were $647 million or 1.95% at quarter-end, compared with $620 million or 1.85% at March 31, 1998 and $461 million or 1.32% a year-ago. The emerging markets businesses built the allowance for loan losses by $11 million.

--------------------------------------------------------------------------------
Global Consumer
  in Developed Markets   Second Quarter      %      Six Months      %
                         --------------             ----------
(In Millions of            1998    1997 Change    1998    1997 Change
  Dollars)                          (A)                    (A)
--------------------------------------------------------------------------------

Adjusted Revenue ....... $3,121  $2,558     22  $5,756  $5,114     13
Adjusted Operating
  Expense ..............  1,761   1,378     28   3,179   2,744     16
                         --------------------------------------------
Operating Margin .......  1,360   1,180     15   2,577   2,370      9
Credit Costs ...........    953     825     16   1,738   1,627      7
                         --------------------------------------------
Operating Margin Less
  Credit Costs .........    407     355     15     839     743     13
Additional Provision ...     14      18   (22)      28      40   (30)
                         --------------------------------------------
Income Before Taxes ....    393     337     17     811     703     15
Income Taxes ...........    162     121     34     313     252     24
                         --------------------------------------------
Net Income ............. $  231  $  216      7  $  498  $  451     10
--------------------------------------------------------------------------------

Average Assets (In
  Billions of Dollars) .    $98     $89     10     $94     $89      6
Return on Assets (%) ...   0.95    0.97      -    1.07    1.02      -
--------------------------------------------------------------------------------

(A) Reclassified to conform to the latest quarter's presentation.
--------------------------------------------------------------------------------


Income before taxes in the developed markets was $393 million in the quarter, up $56 million or 17% from 1997, reflecting improvements in U.S. bankcards and in Citibanking in North America, Japan, and Europe that were partially offset by UCS acquisition premium costs and increased spending on electronic banking initiatives. Net income for the 1998 second quarter was $231 million compared to $216 million in 1997.

Adjusted revenue was up 22% in the quarter, reflecting the acquisition of UCS, and other increases in U.S. bankcards and in Citibanking businesses across all regions. Adjusted expense grew 28%, reflecting UCS, increased advertising and marketing, and spending on technology initiatives primarily related to electronic banking, together with business volume growth.

Credit costs in the developed markets increased by $128 million in the quarter from the 1997 second quarter, reflecting the addition of UCS (credit costs of $176 million), partially offset by improvements in Citibanking, U.S. bankcards, and credit recoveries in the Private Bank. Managed loans delinquent 90 days or more were $2.7 billion or 2.25% ($2.5 billion or 2.39% excluding UCS) at quarter-end, compared with $2.6 billion or 2.54% at March 31, 1998 and $2.9 billion or 2.80% a year ago. The developed markets businesses built the allowance for loan losses by $14 million.

Global Corporate Banking net income was $662 million in the quarter, Revenue grew 21% to $2.4 billion

--------------------------------------------------------------------------------
Global Corporate         Second Quarter      %      Six Months      %
  Banking                --------------             ----------
(In Millions of            1998    1997 Change    1998    1997 Change
  Dollars)                          (A)                    (A)
--------------------------------------------------------------------------------

Adjusted Revenue ....... $2,409  $1,994     21  $4,721  $3,924     20
Adjusted Operating
  Expense ..............  1,433   1,207     19   2,747   2,358     16
                         --------------------------------------------
Operating Margin .......    976     787     24   1,974   1,566     26
Credit Costs (Benefits).     41    (36)     NM      85   (111)     NM
                         --------------------------------------------
Income Before Taxes ....    935     823     14   1,889   1,677     13
Income Taxes ...........    273     160     71     478     365     31
                         --------------------------------------------
Net Income ............. $  662  $  663      -  $1,411  $1,312      8
--------------------------------------------------------------------------------

Average Assets (In
  Billions of Dollars) .   $178    $152     17    $175    $150     17
Return on Assets (%) ...   1.49    1.75      -    1.63    1.76      -
--------------------------------------------------------------------------------

(A)  Reclassified  to  conform  to the  latest  quarter's  presentation.
NM   Not meaningful, as percentage equals or exceeds 100%.
--------------------------------------------------------------------------------


Business Initiatives


Citibank was named best bank worldwide for foreign exchange in the Euromoney customer survey for the 20th straight year; best emerging markets bank as well as best in six regions or products by Global Finance; and best foreign commercial bank in China, Korea, Taiwan, the Philippines, Thailand, Indonesia, and Singapore by Finance Asia.

Citibank signed an agreement in principle to purchase Europai Kereskedelmi Bank, a primarily corporate bank based in Budapest, with six branches.

Permission was granted to open a full-service commercial-banking branch in Guangzhou, China. Citibank is the only U.S.-based bank licensed to conduct local-currency business in China.

Citibank upgraded its office in Algeria to become the only foreign branch in that country.


Financial Performance


Global Corporate Banking income before taxes of $935 million in the 1998 second quarter grew $112 million or 14% from the comparable 1997 quarter. Net income was $662 million, essentially unchanged from the 1997 second quarter as changes in the nature and geographic mix of pretax earnings increased the effective income tax rate to 29% from 19%.

Adjusted revenue of $2.4 billion in the quarter grew $415 million or 21% (25% excluding the effect of foreign currency translation) from the year-ago quarter, with an increase of $150 million from the Emerging Markets business and $265 million from Global Relationship Banking. Adjusted operating expense of $1.4 billion increased $226 million or 19% (22% excluding the effect of foreign currency translation) from 1997, with $57 million of the increase in the Emerging Markets business and $169 million in Global Relationship Banking. Credit costs were $41 million, and compared with a net benefit of $36 million in 1997.

Cash-basis loans of $1.3 billion declined $51 million from the 1998 first quarter, but increased $376 million from the year-ago quarter. Cash-basis loans in Global Relationship Banking of $300 million declined $77 million from the 1998 first quarter and $134 million from the year-ago quarter. Cash-basis loans in the Emerging Markets of $1.0 billion at June 30, 1998, increased $26 million from the 1998 first quarter and $510 million from a year ago. The increase from the year-ago quarter is primarily due to the economic turmoil affecting Thailand and Indonesia. Emerging Markets cash-basis loans included $44 million and $83 million at June 30, 1998 and March 31, 1998, respectively, of balance sheet credit exposures related to foreign currency derivative contracts from several customers for which the recognition of revaluation gains has been suspended. The amounts included a year ago were not material. Commercial OREO of $348 million improved $2 million and $134 million from the 1998 first quarter and the year-ago quarter.

--------------------------------------------------------------------------------
Emerging Markets         Second Quarter      %      Six Months      %
                         --------------             ----------
(In Millions of            1998    1997 Change    1998    1997 Change
  Dollars)                          (A)                    (A)
--------------------------------------------------------------------------------

Adjusted Revenue ....... $1,127    $977     15  $2,241  $1,902     18
Adjusted Operating
  Expense ..............    530     473     12   1,028     919     12
                         --------------------------------------------
Operating Margin .......    597     504     18   1,213     983     23
Credit Costs (Benefits).     93      24     NM     156    (12)     NM
                         --------------------------------------------
Income Before Taxes ....    504     480      5   1,057     995      6
Income Taxes ...........    101      59     71     153     125     22
                         --------------------------------------------
Net Income ............. $  403    $421    (4)  $  904  $  870      4
--------------------------------------------------------------------------------

Average Assets (In
  Billions of Dollars) .    $84     $70     20     $83     $68     22
Return on Assets (%) ...   1.92    2.41      -    2.20    2.58      -
--------------------------------------------------------------------------------

(A)  Reclassified  to  conform  to the  latest  quarter's  presentation.
NM   Not meaningful, as percentage equals or exceeds 100%.
--------------------------------------------------------------------------------


Emerging Markets net income of $403 million declined $18 million or 4% from 1997. Operating margin grew $93 million or 18%, as revenue growth outpaced expense growth by a 2.6 to 1 ratio, but credit costs increased $69 million, resulting in income before taxes growing $24 million or 5%. The effective income tax rate increased to 20% in the quarter from 12% a year ago.

Adjusted revenue in the quarter of $1.1 billion grew $150 million or 15% (23% excluding the effect of foreign currency translation) from the 1997 second quarter. The increase reflected a $104 million improvement in trading-related revenue, higher securities transactions and net asset gains, improved treasury results, and double-digit growth in transaction banking revenue. Securities transactions and net asset gains totaled $179 million and $134 million in the 1998 and 1997 second quarters, and included $174 million and $58 million from the sale of Brady bonds. Revenue in the 1997 quarter included a significant dividend from an investment of an affiliate. Revenue in Asia Pacific (excluding Japan and the Indian subcontinent, but including Australia and New Zealand) was up 26% from the 1997 second quarter due to improved trading-related results. Revenue attributed to the Embedded Bank and Emerging Local Corporate strategies, together with new franchises, accounted for 4% of Emerging Markets revenue, up 43% from the 1997 quarter. About 22% of the revenue in the Emerging Markets business was attributable to business from multinational companies managed jointly with Global Relationship Banking, with that revenue having grown 17% from the 1997 second quarter.

Adjusted operating expense of $530 million in 1998 increased $57 million or 12% (19% excluding the effect of foreign currency translation) from the year-ago quarter. The growth reflected investment spending to build the franchise, including costs associated with Citicorp's plan to gain market share in selected emerging market countries, and volume growth across most products and geographies.

Credit costs totaled $93 million in the quarter, up from $24 million in the 1997 quarter, and were concentrated in Indonesia and Thailand.

--------------------------------------------------------------------------------
Global Relationship      Second Quarter      %      Six Months      %
  Banking                --------------             ----------
(In Millions of            1998    1997 Change    1998    1997 Change
  Dollars)                          (A)                    (A)
--------------------------------------------------------------------------------

Adjusted Revenue ....... $1,282  $1,017     26  $2,480  $2,022     23
Adjusted Operating
  Expense ..............    903     734     23   1,719   1,439     19
                         --------------------------------------------
Operating Margin .......    379     283     34     761     583     31
Credit Benefits ........   (52)    (60)   (13)    (71)    (99)   (28)
                         --------------------------------------------
Income Before Taxes ....    431     343     26     832     682     22
Income Taxes ...........    172     101     70     325     240     35
                         --------------------------------------------
Net Income ............. $  259  $  242      7  $  507  $  442     15
--------------------------------------------------------------------------------

Average Assets (In
  Billions of Dollars) .    $94     $82     15     $92     $82     12
Return on Assets (%) ...   1.11    1.18      -    1.11    1.09      -
--------------------------------------------------------------------------------

(A) Reclassified to conform to the latest quarter's presentation.
--------------------------------------------------------------------------------


Income before taxes of $431 million from the Global Relationship Banking business in North America, Europe, and Japan in the 1998 second quarter grew $88 million or 26% from the 1997 quarter. However, an increase in the effective income tax rate to 40% in the quarter from 29% a year ago raised income taxes, resulting in a $17 million or 7% improvement in net income from 1997.

Adjusted revenue of $1.3 billion grew $265 million or 26% from the 1997 second quarter, reflecting a $132 million gain on the disposition of two real estate investments, an $87 million improvement in trading-related revenue, double-digit growth in corporate finance and investment management fees, moderate growth in transaction banking services, and stable venture capital revenue, partially offset by a $23 million gain on the sale of a business recognized in the 1997 second quarter.

Adjusted operating expense of $903 million grew $169 million or 23% compared with the 1997 second quarter, primarily from increased spending on technology, including costs related to the Year 2000 and the European EMU, higher incentive compensation, and volume-related expense.

Credit costs in the quarter were a net benefit of $52 million, down slightly from the net benefit of $60 million in the 1997 second quarter, and included several significant real-estate-related recoveries.


--------------------------------------------------------------------------------
Corporate Items (A)      Second Quarter      %      Six Months      %
                         --------------             ----------
(In Millions of            1998    1997 Change    1998    1997 Change
  Dollars)                          (B)                    (B)
--------------------------------------------------------------------------------

Revenue ................   $339    $209     62    $585   $ 402     46
Operating Expense ......     90      44     NM     201     166     21
                         --------------------------------------------
Income Before Taxes ....    249     165     51     384     236     63
Income Taxes ...........    191     263   (27)     439     465    (6)
                         --------------------------------------------
Net Income (Loss) ......   $ 58   ($98)     NM   ($55)  ($229)     76
--------------------------------------------------------------------------------

Average Assets (In
  Billions of Dollars) .     $9      $9      -      $9      $8     13
--------------------------------------------------------------------------------

(A) Corporate Items includes revenue derived from charging businesses for funds employed, based upon a marginal cost of funds concept, unallocated corporate costs, and the offset created by attributing income taxes to core business activities on a local tax-rate basis.
(B) Reclassified  to  conform  to the  latest  quarter's  presentation.
NM  Not meaningful, as percentage equals or exceeds 100%.
--------------------------------------------------------------------------------

Revenue in the 1998 second quarter included $90 million of gains on sales of investments held in the Corporate portfolio, while the 1997 quarter reflected investment writedowns of $29 million. Expense in the 1998 second quarter included a $25 million charge associated with performance-based stock options granted in January 1998, and increases in certain technology expenses and other unallocated corporate costs.

Citicorp's effective tax rate was 37.5% in both 1998 periods and in the 1997 six months, and was 37% in the 1997 second quarter. Income taxes are attributed to core businesses on the basis of local tax rates, which resulted in effective tax rates for the core businesses of 31% and 28% in the 1998 quarter and six months, and 23% and 25% in the 1997 quarter and six months, primarily reflecting changes in the nature and geographic mix of earnings. The difference between the core businesses' tax rates and Citicorp's overall effective rate in each period is included in Corporate Items.


Other Items


Of the $889 million restructuring charge recorded in the 1997 third quarter, approximately $466 million remained in the reserve as of June 30, 1998. The utilization of the reserve included $245 million of premises and equipment writedowns and $164 million of primarily severance and related costs (of which $132 million has been paid in cash and $32 million is legally obligated), together with translation effects.

Average assets increased $14 billion from March 31, 1998, reflecting the UCS acquisition completed on April 2, 1998, and growth in Global Corporate Banking and Global Consumer assets, partially offset by increased levels of asset securitization and the effect of foreign currency translation.

Selected financial statements and tables detailing an analysis of earnings and credit indicators follow. Further details concerning the financial results will be available in August in Citicorp's Form 10-Q.

--------------------------------------------------------------------------------
Consolidated Statement of Income                       CITICORP and Subsidiaries
--------------------------------------------------------------------------------
(In Millions of          Second Quarter      %      Six Months      %
  Dollars,               --------------             ----------
  Except Per Share         1998    1997 Change    1998    1997 Change
  Amounts)
--------------------------------------------------------------------------------

Interest Revenue ....... $6,658  $6,141      8 $12,961 $11,998      8
Interest Expense .......  3,663   3,278     12   7,127   6,331     13
                         --------------------------------------------

Net Interest Revenue ...  2,995   2,863      5   5,834   5,667      3

Provision for Credit
  Losses ...............    564     512     10   1,071     935     15
                         --------------------------------------------

Net Interest Revenue
  after Provision for
  Credit Losses ........  2,431   2,351      3   4,763   4,732      1
                         --------------------------------------------

Fees, Commissions,
  and Other Revenue

Fees and Commissions ...  1,553   1,441      8   2,994   2,793      7
Foreign Exchange .......    465     311     50     814     608     34
Trading Account ........     98      97      1     334     295     13
Securities Transactions.    300     124     NM     541     232     NM
Other Revenue ..........    791     475     67   1,290     912     41
                         --------------------------------------------
Total Fees, Commissions,
  and Other Revenue ....  3,207   2,448     31   5,973   4,840     23
                         --------------------------------------------

Operating Expense

Salaries ...............  1,471   1,286     14   2,826   2,550     11
Employee Benefits ......    354     321     10     713     722    (1)
                         --------------------------------------------
  Total Employee Expense  1,825   1,607     14   3,539   3,272      8
Net Premises &
  Equipment Expense ....    528     479     10   1,027     969      6
Other Expense ..........  1,530   1,087     41   2,711   2,101     29
                         --------------------------------------------
Total Operating Expense.  3,883   3,173     22   7,277   6,342     15
                         --------------------------------------------

Income Before Taxes ....  1,755   1,626      8   3,459   3,230      7
Income Taxes ...........    658     602      9   1,297   1,211      7
                         --------------------------------------------
Net Income ............. $1,097  $1,024      7 $ 2,162 $ 2,019      7
--------------------------------------------------------------------------------

Income Applicable to
  Common Stock ......... $1,070    $990      8  $2,103  $1,947      8
                         --------------------------------------------

Earnings Per Share:
  Basic ................  $2.37   $2.16     10   $4.65   $4.23     10
  Diluted ..............  $2.30   $2.10     10   $4.53   $4.11     10
--------------------------------------------------------------------------------

NM Not meaningful, as percentage equals or exceeds 100%.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Weighted Average Shares Outstanding (In Millions)
--------------------------------------------------------------------------------

Basic ..................  451.8   458.5    (1)   452.0   460.0    (2)
Diluted (A) ............  464.4   471.3    (1)   463.8   473.5    (2)
--------------------------------------------------------------------------------

(A) Includes dilutive effect of shares issuable under employee plans of 12.6 million and 12.8 million for the quarters, and 11.8 million and 13.5 million for the six months.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Consolidated Balance Sheet                             CITICORP and Subsidiaries
--------------------------------------------------------------------------------
                                                  June      Dec.     %
(In Millions of Dollars)                           30,       31,   Change
                                                  1998      1997
--------------------------------------------------------------------------------

Assets

Cash and Due from Banks ....................  $  9,463   $ 8,585    10
Deposits at Interest with Banks ............    14,013    13,049     7
Securities, at Fair Value:
  Available for Sale .......................    34,160    30,762    11
  Venture Capital ..........................     3,117     2,599    20
Trading Account Assets .....................    37,121    40,356   (8)
Loans Held for Sale ........................     4,737     3,515    35
Federal Funds Sold and Securities Purchased
  Under Resale Agreements ..................    12,375    10,233    21
Loans, Net:
  Consumer .................................   107,410   108,066   (1)
  Commercial ...............................    84,856    75,947    12
                                             -------------------------
Loans, Net of Unearned Income ..............   192,266   184,013     4
  Allowance for Credit Losses ..............   (6,182)   (5,816)     6
                                             -------------------------
Total Loans, Net ...........................   186,084   178,197     4
                                             -------------------------
Customers' Acceptance Liability ............     1,643     1,726   (5)
Premises and Equipment, Net ................     4,675     4,474     4
Interest and Fees Receivable ...............     3,275     3,288     -
Other Assets ...............................    20,088    14,113    42
                                             -------------------------
Total ......................................  $330,751  $310,897     6
--------------------------------------------------------------------------------


Liabilities

Non-Interest-Bearing Deposits in U.S. Offices $ 17,940   $16,901     6
Interest-Bearing Deposits in U.S. Offices ..    40,920    40,361     1
Non-Interest-Bearing Deposits in Offices
  Outside the U.S. .........................    10,394     9,627     8
Interest-Bearing Deposits in Offices Outside
  the U.S. .................................   146,728   132,232    11
                                             -------------------------
     Total Deposits ........................   215,982   199,121     8
                                             -------------------------
Trading Account Liabilities ................    29,121    30,986   (6)
Purchased Funds and Other Borrowings .......    21,802    21,231     3
Acceptances Outstanding ....................     1,774     1,826   (3)
Accrued Taxes and Other Expense ............     6,757     6,464     5
Other Liabilities ..........................    13,641    10,288    33
Long-Term Debt .............................    19,957    19,785     1

Stockholders' Equity

Preferred Stock (Without par value) ........     1,275     1,903  (33)
Common Stock ($1.00 par value) .............       506       506     -
  Issued Shares: 506,298,235 in each period
Surplus ....................................     6,512     6,501     -
Retained Earnings ..........................    18,371    16,789     9
Accumulated Other Changes in Equity from
  Nonowner Sources (A) .....................     (370)      (91)    NM
Common Stock in Treasury, at Cost ..........   (4,577)   (4,412)     4
  Shares: 54,366,159 and 52,355,947,
  respectively
                                             -------------------------
Total Stockholders' Equity .................    21,717    21,196     2
                                             -------------------------
Total ......................................  $330,751  $310,897     6
--------------------------------------------------------------------------------

(A) Amounts at June 30, 1998 and December 31, 1997 include the after-tax amounts for net unrealized gains on securities available for sale of $308 million and $535 million, respectively, and foreign currency translation of ($678) million and ($626) million, respectively.
NM  Not meaningful, as percentage equals or exceeds 100%.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Net Interest Revenue Statistics (Taxable Equivalent Basis) (A)
--------------------------------------------------------------------------------
                                  2nd     1st     4th     3rd     2nd
(In Millions of Dollars)         Qtr.    Qtr.    Qtr.    Qtr.    Qtr.
                                 1998    1998    1997    1997    1997
--------------------------------------------------------------------------------

Net Interest Revenue ........  $3,009  $2,856  $2,871  $2,888  $2,876
Effect of Credit Card
  Securitization Activity ...     908     640     596     565     578
                               --------------------------------------
Total Adjusted (B) ..........  $3,917  $3,496  $3,467  $3,453  $3,454
--------------------------------------------------------------------------------

(In Billions of Dollars)
------------------------------
Average Interest-Earning       $276.0  $265.2  $257.0  $255.7  $252.6
  Assets
Effect of Credit Card
  Securitization Activity ...    36.8    27.4    26.3    24.8    24.7
                               --------------------------------------
Total Adjusted (B) ..........  $312.8  $292.6  $283.3  $280.5  $277.3
--------------------------------------------------------------------------------

Net Interest Margin (%) .....   4.37%   4.37%   4.43%   4.48%   4.57%
Effect of Credit Card
  Securitization Activity ...    .65%    .48%    .42%    .40%    .43%
                               --------------------------------------
Total Adjusted (B) ..........   5.02%   4.85%   4.85%   4.88%   5.00%
--------------------------------------------------------------------------------

(A) The taxable equivalent adjustment is based on the U.S. federal statutory tax rate of 35%.
(B) Adjusted for the effect of credit card securitization activity.
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
Trading-Related Revenue  Second Quarter      %      Six Months      %
                         --------------             ----------
(In Millions of            1998    1997 Change    1998    1997 Change
  Dollars)                          (A)                    (A)
--------------------------------------------------------------------------------

By Business Sector:

Global Corporate
  Banking:
Emerging Markets .......   $259    $155     67  $  530  $  362     46
Global Relationship
  Banking ..............    357     270     32     735     600     23
                           ------------------------------------------
Total Global Corporate
  Banking ..............    616     425     45   1,265     962     31
Global Consumer and
  Other ................    114      86     33     193     138     40
                           ------------------------------------------
Total ..................   $730    $511     43  $1,458  $1,100     33
--------------------------------------------------------------------------------

By Trading Activity:

Foreign Exchange (B) ...   $391    $258     52  $  777  $  495     57
Derivative (C) .........    218     129     69     454     336     35
Fixed Income (D) .......     31      59   (47)      88     129   (32)
Other ..................     90      65     38     139     140    (1)
                         --------------------------------------------
Total ..................   $730    $511     43  $1,458  $1,100     33
--------------------------------------------------------------------------------

By Income Statement
  Line:

Foreign Exchange .......   $465    $311     50  $  814  $  608     34
Trading Account ........     98      97      1     334     295     13
Other (E) ..............    167     103     62     310     197     57
                         --------------------------------------------
Total ..................   $730    $511     43  $1,458  $1,100     33
--------------------------------------------------------------------------------

(A) Reclassified to conform to the latest quarter's  presentation.
(B) Includes foreign exchange spot, forward, and option contracts.
(C) Includes interest rate and currency swaps, options, financial futures, and equity and commodity contracts.
(D) Includes debt instruments including government and corporate debt, as well as mortgage assets.
(E) Primarily net interest revenue.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Other Revenue            Second Quarter      %      Six Months      %
                         --------------             ----------
(In Millions of            1998    1997 Change    1998    1997 Change
  Dollars)                          (A)                    (A)
--------------------------------------------------------------------------------

Credit Card Securitization
   Activity .............. $351    $118     NM  $  489    $283     73
Venture Capital ..........  171     173    (1)     435     266     64
Affiliate Earnings .......   42     112   (63)      71     171   (58)
Net Asset Gains ..........  198      64     NM     229     156     47
Other Items ..............   29       8     NM      66      36     83
                         --------------------------------------------
Total .................... $791    $475     67  $1,290    $912     41
--------------------------------------------------------------------------------

(A) Reclassified  to  conform  to the  latest  quarter's  presentation.
NM  Not meaningful, as percentage equals or exceeds 100%.
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
Provision for Credit     Second Quarter      %      Six Months      %
  Losses                 --------------             ----------
(In Millions of            1998    1997 Change    1998    1997 Change
  Dollars)
--------------------------------------------------------------------------------

Global Consumer Net
  Write-Offs ............. $510    $488      5  $  936    $947    (1)
Global Corporate Banking
  Net Write-Offs
  (Recoveries) ...........   29     (1)     NM      85    (62)     NM
Additional Provision .....   25      25      -      50      50      -
                         --------------------------------------------
Total .................... $564    $512     10  $1,071    $935     15
--------------------------------------------------------------------------------

NM  Not meaningful, as percentage equals or exceeds 100%.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Margin Basis             Second Quarter      %      Six Months      %
  Reconciliation         --------------             ----------
(In Millions of            1998    1997 Change    1998    1997 Change
  Dollars)
--------------------------------------------------------------------------------

Total Revenue .......... $6,202  $5,311     17 $11,807 $10,507     12
Effect of Credit Card
  Securitization
  Activity .............    579     437     32   1,040     871     19
Net Cost to Carry (A) ..     11     (1)     NM      10     (4)     NM
                         --------------------------------------------
Adjusted Revenue .......  6,792   5,747     18  12,857  11,374     13
                         --------------------------------------------

Total Operating Expense.  3,883   3,173     22   7,277   6,342     15
Net OREO Benefits (B) ..      2      37   (95)      14      47   (70)
                         --------------------------------------------
Adjusted Operating
  Expense ..............  3,885   3,210     21   7,291   6,389     14
                         --------------------------------------------

                         --------------------------------------------
Operating Margin .......  2,907   2,537     15   5,566   4,985     12
                         --------------------------------------------

Global Consumer Net
  Write-Offs ...........    510     488      5     936     947    (1)
Effect of Credit Card
  Securitization
  Activity .............    579     437     32   1,040     871     19
Net Cost to Carry
  and Net OREO Benefits
  (A) (B) ..............    (3)     (3)      -     (4)     (2)     NM
                         --------------------------------------------
Global Consumer Credit
  Costs ................  1,086     922     18   1,972   1,816      9
                         --------------------------------------------

Global Corporate Banking
  Net Write-Offs
  (Recoveries) .........     29     (1)     NM      85    (62)     NM
Net Cost to Carry and
  Net OREO Benefits (A)
  (B) ..................     12    (35)     NM       -    (49)     NM
                         --------------------------------------------
Global Corporate
  Banking Credit Costs
  (Benefits) ...........     41    (36)     NM      85   (111)     NM
                         --------------------------------------------

Additional Provision
  (C) ..................     25      25      -      50      50      -
                         --------------------------------------------
Income Before Taxes .... $1,755  $1,626      8 $ 3,459 $ 3,230      7
--------------------------------------------------------------------------------

(A) Includes the net cost to carry cash-basis loans and other real estate owned ("OREO").
(B) Includes gains and losses on sales, direct revenue and expense, and writedowns of OREO.
(C) Represents  amounts  in excess of net  write-offs.
NM  Not  meaningful,  as percentage equals or exceeds 100%.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Consumer Loan Delinquency Amounts, Net Credit Losses, and Ratios
--------------------------------------------------------------------------------

(In Millions   Total    90 Days or More   Average    Net Credit Losses
  of Dollars,  Loans       Past Due (A)     Loans                  (A)
               -------------------------------------------------------
  except Loan   June   June   Mar.   June     2nd    2nd    1st    2nd
  Amounts in     30,    30,    31,    30,    Qtr.   Qtr.   Qtr.   Qtr.
  Billions)     1998   1998   1998   1997    1998   1998   1998   1997
--------------------------------------------------------------------------------

Citibanking .. $68.2 $1,995 $2,014 $2,094   $68.0   $144   $137   $145
Ratio ........        2.93%  2.97%  3.13%          0.85%  0.83%  0.87%

Cards:
-------------
U.S.
Bankcards (B).. 59.6    942    842    843    58.9    842    668    683
Ratio .........       1.58%  1.88%  1.86%          5.73%  5.96%  6.13%

Other (C) .....  9.6    220    216    206     9.3    103     89     95
Ratio .........       2.30%  2.30%  2.18%          4.42%  3.95%  4.14%

Private Bank .. 16.0    197    186    187    15.6      -    (7)      2
Ratio .........       1.23%  1.21%  1.19%             NM     NM  0.04%

--------------------------------------------------------------------------------
Total Managed. 153.4  3,354  3,258  3,330   151.8  1,089    887    925
Ratio ........        2.19%  2.37%  2.43%          2.88%  2.64%  2.73%
--------------------------------------------------------------------------------

Securitization
  Activity
Credit Card
  Receivables (41.3)  (601)  (519)  (453)  (36.8)  (542)  (430)  (404)
Loans Held
  for Sale ..  (4.7)   (40)   (39)   (37)   (4.6)   (37)   (31)   (33)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Total Loans ..$107.4 $2,713 $2,700 $2,840  $110.4   $510   $426   $488
Ratio ........        2.53%  2.55%  2.59%          1.86%  1.64%  1.82%
--------------------------------------------------------------------------------

Managed
Portfolio:
------------
Developed ....$120.1 $2,707 $2,638 $2,869  $118.5   $956   $790   $828
Ratio ........        2.25%  2.54%  2.80%          3.24%  3.09%  3.26%

Emerging .....  33.3    647    620    461    33.3    133     97     97
Ratio ........        1.95%  1.85%  1.32%          1.61%  1.21%  1.15%
--------------------------------------------------------------------------------

Emerging
Portfolio (D):
--------------
Asia Pacific ..$22.0   $374   $375   $289   $22.1    $63    $42    $44
Ratio .........       1.70%  1.67%  1.15%          1.16%  0.77%  0.72%

Latin America .  9.9    227    202    152     9.8     61     46     46
Ratio .........       2.28%  2.10%  1.85%          2.51%  1.99%  2.30%

CEEMEA (E) ....  1.4     46     43     20     1.4      9      9      7
Ratio .........       3.40%  3.03%  1.43%          2.86%  2.78%  2.15%
--------------------------------------------------------------------------------

(A) The ratios of 90 days or more past due and net credit losses are calculated based on end-of-period and average loans, respectively, both net of unearned income.
(B) The U.S. bankcards managed ratios of 90 days or more past due and net credit losses were reduced by 12 basis points and 24 basis points, respectively, in the current quarter, due to the addition of the UCS portfolio.
(C) Includes bankcards outside of the U.S., worldwide Diners Club, and private label cards.
(D) Includes Private Bank and excludes Japan.
(E) Central and Eastern Europe, Middle East, and Africa.
NM  Not meaningful.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Cash-Basis and Renegotiated Loans                June    Dec.    June
(In Millions of Dollars)                          30,     31,     30,
                                                 1998    1997    1997
--------------------------------------------------------------------------------

Commercial Cash-Basis Loans
Collateral Dependent (at Lower of Cost or
  Collateral Value) (A) ....................   $  193  $  258    $274
Other (B) ..................................    1,100     806     643
                                               ----------------------
Total Commercial Cash-Basis Loans ..........   $1,293  $1,064    $917
--------------------------------------------------------------------------------

Commercial Renegotiated Loans ..............      $45     $59    $295
--------------------------------------------------------------------------------

Consumer Loans on which Accrual of Interest
  has been Suspended .......................   $1,864  $1,849  $2,036
--------------------------------------------------------------------------------

(A) A cash-basis loan is defined as collateral dependent when repayment is expected to be provided solely by the underlying collateral and there are no other available and reliable sources of repayment, in which case the loans are written down to the lower of cost or collateral value.
(B) Includes foreign currency derivative contracts with a balance sheet credit exposure of $44 million and $59 million at June 30, 1998 and December 31, 1997, respectively, for which the recognition of revaluation gains has been suspended.
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
Other Real Estate Owned (OREO) and Assets        June    Dec.    June
  Pending Disposition (A)                         30,     31,     30,
(In Millions of Dollars)                         1998    1997    1997
--------------------------------------------------------------------------------

Consumer OREO ..............................     $182    $263    $362
Commercial OREO ............................      348     461     482
                                               ----------------------
Total ......................................     $530    $724    $844
--------------------------------------------------------------------------------

Assets Pending Disposition (B) .............     $104     $96     $72
--------------------------------------------------------------------------------

(A) Carried  at lower of cost or  collateral  value.
(B) Represents  consumer residential mortgage loans that have a high probability of foreclosure.
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
Credit Loss Reserves                             June    Dec.    June
(In Millions of Dollars)                          30,     31,     30,
                                                 1998    1997    1997
--------------------------------------------------------------------------------

Aggregate Allowance for Credit Losses:
Global Consumer (A) ........................   $2,853  $2,487  $2,453
Global Corporate Banking ...................    3,429   3,429   3,429
                                               ----------------------
Total Aggregate Allowance for Credit Losses
  (B) ......................................    6,282   5,916   5,882
Reserves for Securitization Activities (C) .       61      85      91
                                               ----------------------
Total Credit Loss Reserves .................   $6,343  $6,001  $5,973
--------------------------------------------------------------------------------

Allowance As a Percent of Total Loans:
Global Consumer ............................    2.66%   2.30%   2.24%
Global Corporate Banking (D) ...............    3.92%   4.38%   4.80%
Total ......................................    3.22%   3.16%   3.23%
--------------------------------------------------------------------------------

(A) The balance at June 30, 1998 includes $320 million of credit loss reserves acquired in the acquisition of UCS.
(B) Includes $6.182 billion attributable to loans and loan commitments as a deduction from Loans, $50 million attributable to standby letters of credit and guarantees included in Other Liabilities, and $50 million attributable to derivative and foreign exchange contracts reported as a deduction from Trading Account Assets at June 30, 1998.
(C) Attributable to mortgage loans sold with recourse.
(D) Excludes  allowance portion attributable to standby letters of credit  and
    guarantees,   and  derivative  and  foreign  exchange  contracts.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Consolidated Average Balances     2nd     1st     4th     3rd     2nd
(In Billions of Dollars)         Qtr.    Qtr.    Qtr.    Qtr.    Qtr.
                                 1998    1998    1997    1997    1997
--------------------------------------------------------------------------------

Loans:
  Consumer ..................    $110    $106    $107    $108    $107
  Commercial ................      81      77      73      69      67
                                 ------------------------------------
Total Average Loans .........    $191    $183    $180    $177    $174
--------------------------------------------------------------------------------

Total Average Assets ........    $327    $313    $302    $299    $293
--------------------------------------------------------------------------------

(In Millions of Dollars)
----------------------------
Common Stockholders' Equity . $19,958 $19,259 $18,952 $19,633 $18,933
Preferred Equity ............   1,546   1,752   1,903   1,903   1,903
                              ---------------------------------------
Total Average Stockholders'
  Equity .................... $21,504 $21,011 $20,855 $21,536 $20,836
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
Capital and Other Items                         Second Quarter      %
                                                --------------
(In Billions of Dollars, Except Share Data)       1998    1997 Change
--------------------------------------------------------------------------------

Common Stockholders' Equity Per Share ......    $45.23  $42.58      6
Closing Stock Price At Quarter End .........   $149.25 $120.56     24
Dividends Per Common Share  --  For the
   Second Quarter ..........................    $0.575  $0.525     10
Dividends Per Common Share  --  For the
   Six Months ..............................     $1.15   $1.05     10
Shares Outstanding (In Millions) ...........     451.9   458.1    (1)
Tier 1 Capital .............................     $21.9   $20.6      6
Total Capital (Tier 1 and 2) (A) ...........     $31.8   $30.1      6
Tier 1 Capital Ratio (A) ...................      8.3%    8.2%      -
Total Capital Ratio (Tier 1 and 2) (A) .....     12.1%   12.0%      -
Common Equity as a Percentage of Total Assets     6.2%    6.4%      -
Total Equity as a Percentage of Total Assets      6.6%    7.0%      -
--------------------------------------------------------------------------------

(A) 1998 estimated.
--------------------------------------------------------------------------------

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits
        ------------------------------------------------------------------

        Exhibit No. 12(a)     Calculation of Ratio of Income to Fixed Charges.

        Exhibit No. 12(b)     Calculation of Ratio of Income to Fixed Charges
                              Including Preferred Stock Dividends.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                         CITICORP
                                         (Registrant)



                                         By: /s/ Roger W. Trupin
                                            --------------------
                                                 Roger W. Trupin
                                                 Vice President and Controller


Dated: July 21, 1998